United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive proxy statement

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☐	Soliciting material pursuant to §240.14a-12

World Acceptance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

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2

June 27, 2016

To the Shareholders of World Acceptance Corporation:

You are cordially invited to attend our 2016 Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at 11:00 a.m., local time, on August 3, 2016 at our offices at 108 Frederick Street, Greenville, South Carolina 29607.
The formal notice of Annual Meeting of Shareholders and the Proxy Statement describing the matters that we expect to act upon at the Annual Meeting are enclosed.
Whether or not you attend the Annual Meeting of Shareholders, it is important that your shares be represented and voted at the Annual Meeting of Shareholders. After reading the Proxy Statement, please promptly vote and submit your proxy by signing and returning the enclosed proxy card in the enclosed postage-paid return envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting of Shareholders in person.
The Board of Directors and Management look forward to seeing you at the Annual Meeting.

Sincerely yours,

Janet Lewis Matricciani
Chief Executive Officer

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

World Acceptance Corporation will hold its Annual Meeting of Shareholders at 11:00 a.m., local time, on Wednesday, August 3, 2016, at our offices at 108 Frederick Street, Greenville, South Carolina 29607. At the Annual Meeting, you will be asked to vote on the following matters, which are further described in the attached Proxy Statement:

1.	To elect six (6) directors to hold office until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our Named Executive Officers;

3.	To ratify the appointment of RSM US LLP as our independent registered public accountants; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on June 17, 2016 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders and any adjournments or postponements of the Annual Meeting of Shareholders.

It is important that your shares are represented at the Annual Meeting of Shareholders. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope. This will not limit your right to attend or vote at the Annual Meeting of Shareholders.

Sincerely yours,

Janet Lewis Matricciani
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON AUGUST 3, 2016
The Company’s Proxy Statement, form of proxy card and 2016 Annual Report to Shareholders are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2016.html.

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

PROXY STATEMENT

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of World Acceptance Corporation (the “Company”) of proxies to be used at our 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof (the “Annual Meeting”). Our Annual Meeting will be held at our offices at 108 Frederick Street, Greenville, South Carolina 29607, at 11:00 a.m., local time, on Wednesday, August 3, 2016. This Proxy Statement and the accompanying form of proxy card are being mailed to shareholders on or about June 27, 2016.
Appointment of Proxy Holders
The Board asks you to appoint Janet Lewis Matricciani and Tara Bullock as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.
If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board of Directors (the “Board”).
Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.
Who Can Vote
Only shareholders who owned shares of our common stock at the close of business on June 17, 2016, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on the record date, we had 8,788,200 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. There is no cumulative voting in the election of directors.
How You Can Vote
You may vote your shares at the Annual Meeting either in person, by mail. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received from such bank or broker. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.
Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope.
Voting at the Annual Meeting of Stockholders. You may vote in person at the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting. Voting by mail, telephone or Internet will not limit your right to vote at the Annual Meeting, if you decide to attend in person.
If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director, FOR the approval of the compensation of our Named Executive Officers, and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the six nominees receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the shareholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

Brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner. If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter. Note that, if you are a beneficial owner and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on the proposals other than the ratification of the appointment of RSM US LLP as the auditor for the fiscal year ending March 31, 2017. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Solicitation of Proxies

We are paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope, so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL I - ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the six director candidates for whom individual biographies are presented below for election at the Annual Meeting. Directors will be elected by a plurality of the votes cast. The Company’s Articles of Incorporation provide that cumulative voting is not available in the election of directors.
Unless you select “WITHHOLD” on your proxy card, the proxy holders will vote your shares “FOR” each of the six nominees for director listed below. In the event that any of the nominees for director should become unavailable to serve as a director, which we do not anticipate, the proxy holders named in the accompanying proxy will vote for other persons in their places in accordance with their best judgment. There are no family relationships among the directors, nominees and executive officers of the Company.
The Company’s bylaws provide for seven directors. The Company’s Board consisted of seven directors until the unexpected death of director William S. Hummers, III, on August 13, 2013. At that time, the Board began a process of considering options for identifying and naming a successor to replace Mr. Hummers. Subsequently, the Board appointed Janet Lewis Matricciani as a director effective on June 10, 2015, and Mr. A. Alexander McLean, III resigned as a director on September 30, 2015 in connection with his retirement as Chief Executive of the Company. At this time, the Board has elected not to propose a seventh nominee for director at the Annual Meeting. The Board intends, however, to continue to explore options to identify qualified candidates to serve on the Company’s Board.

The following table sets forth the names, ages, term in office, committee assignments, and biographical information of the nominees for director. Included with each nominee’s biography is a description of the qualifications, experience, attributes and skills of that nominee that led the Board to conclude that he or she is well qualified to serve as a member of the Board. Our Board has determined that all of the nominees are “independent” within the meaning of NASDAQ corporate governance listing standards except for our Chief Executive Officer, Janet Lewis Matricciani.
THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH NOMINEE FOR DIRECTOR.

Ken R. Bramlett, Jr. (Independent)
Director Since: 1993 Age: 56 Committees: Audit Compensation (Chair)
Mr. Bramlett has served as Chairman of the Board since September 2015. He served as senior vice president and general counsel for COMSYS IT Partners, Inc., a public information technology services company, from January 1, 2006 until it was sold in April 2010. In 2005, Mr. Bramlett was a partner with Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm. From 1996 to 2004, Mr. Bramlett served in a number of capacities for Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), an information technology and personnel staffing services company, including general counsel and on two separate occasions chief financial officer. He also served as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina law firm, for 12 years. Mr. Bramlett holds a Bachelor of Arts Degree in Philosophy from Wake Forest University and a Juris Doctor (Law) Degree from the University of North Carolina at Chapel Hill.

Mr. Bramlett has served since 2011 on the Board of A Brand Company, LLC (fka Bluegrass Ltd.), a promotional marketing firm headquartered in Charlotte, North Carolina. Mr Bramlett served from 1995 to 2015 on the board of directors of Charlotte Wine & Food Weekend, Inc., including service as chair in 2005 and 2006.

The Board believes that Mr. Bramlett provides the Board with (a) leadership experience from having served in various executive management positions for public companies in the staffing services and information technology consulting industries, including chief financial officer, chief corporate development officer, general counsel, chief human resources officer and chief investor relations officer, (b) finance experience from having served twice as chief financial officer for Venturi Partners, (c) legal experience in general corporate matters, securities and corporate finance, mergers and acquisitions and litigation management from both private practice and service as in-house counsel, (d) risk management experience from his service as risk manager for Venturi Partners and COMSYS IT Partners and (e) corporate governance and executive compensation experience from working with public company boards as an officer and serving as a public company board member.

James R. Gilreath (Independent)
Director Since: 1989 Age: 74 Committees: Nominating (Chair)
Mr. Gilreath has been practicing law in Greenville, South Carolina since 1968 and has his own firm, The Gilreath Law Firm, P.A. During this time, Mr. Gilreath has been involved in numerous complex business cases regarding matters facing a diverse range of companies. Mr. Gilreath holds a Bachelor of Science Degree in Accounting and a Juris Doctor (Law) Degree from the University of South Carolina, and a Master of Law Degree in Taxation from the New York University School of Law. The Board believes that Mr. Gilreath contributes extensive legal experience to the Board.

Janet Lewis Matricciani
Director Since: 2015 Age: 48 Committees: none
Ms. Matricciani is the Company’s President and Chief Executive Officer. She joined the Company in January 2014 as its President and Chief Operating Officer, was appointed to the Board in June 2015 and became Chief Executive Officer in October 2015. From 2010 to 2013, Ms. Matricciani served as the Chief Executive Officer of Antenna International, a leading creator of handheld audio, multimedia and virtual tours for museums, cultural and historic sites, and tourist attractions.  From 2008 to 2010, Ms. Matricciani served as senior vice president of corporate development for K12 Inc, a technology-based education company. From 2005 to 2007, Ms. Matricciani served as executive vice president for Countrywide Financial Corporation. From 2001 to 2005, Ms. Matricciani served in various executive-level roles for Capital One Financial Corporation. Earlier in her career, Ms. Matricciani worked as a consultant for McKinsey & Company, and Monitor Company. Ms. Matricciani holds Bachelor of Arts and Master of Arts Degrees in Engineering from Trinity College at Cambridge University and a Master of Business Administration Degree from the Wharton School of Business at the University of Pennsylvania. She has served on the board of directors of the American Financial Services Association Independents Section since 2014, the American Financial Services Association since 2015, and of Artisphere since 2016. The Board believes that Ms. Matricciani provides the Board with leadership and financial experience from her extensive service in executive management and financial positions throughout her career.

Scott J. Vassalluzzo (Independent)
Director Since: 2011 Age: 44 Committees: Compensation Nominating
Mr. Vassalluzzo is a managing Member of Prescott General Partners LLC (“PGP”), an investment adviser registered with the U.S. Securities and Exchange Commission. PGP serves as the general partner of three private investment limited partnerships, including Prescott Associates L.P. (together, the “Prescott Partnerships”). Mr. Vassalluzzo joined the Prescott Organization in 1998 as an equity analyst, became a general partner of the Prescott Partnerships in 2000, and transitioned to Managing Member of PGP following Prescott’s reorganization in January 2012. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP). The Prescott Partnerships have been shareholders of the Company for 23 years. Mr. Vassalluzzo holds a Bachelor of Science Degree in Accounting from Pennsylvania State University and a Master of Business Administration Degree from Columbia University.

Mr. Vassalluzzo has served since 2007 on the board of directors of Credit Acceptance Corporation, including serving as the chair of its compensation committee and as a member of its audit committee, and he has served since 2015 on the board of directors of Cimpress, NV, including serving as chairman of its compensation committee.

The Board believes that Mr. Vassalluzzo provides the Board with (a) leadership experience from his service as the Managing Member of PGP General Partner of the Prescott Partnership since 2012, (b) finance experience from his work in public accounting at Coopers & Lybrand, (c) risk management experience from his service on the board of Credit Acceptance Corporation and his experience as an investor who regularly analyzes public companies and (d) corporate governance experience from his service on the board of Credit Acceptance Corporation.

Charles D. Way (Independent)
Director Since: 1991 Age: 63 Committees: Audit (chair) Compensation
Mr. Way is currently a private investor following an extensive career at Ryan’s Restaurant Group, Inc., a publicly traded restaurant company that was acquired by Buffets, Inc. in 2006. He served as Chief Executive Officer from 1989 to 2006, President from 1988 to 2004, Executive Vice President from 1986 to 1988, Vice President and chief financial officer from 1981 to 1986, Treasurer and Secretary from 1981 to 1988 and Controller from 1979 to 1981. He also served as a director of Ryan’s from 1981 to 2006 and as Chairman of the Board from 1992 to 2006. He holds a Bachelor of Science Degree in Accounting from Clemson University. The Board believes that Mr. Way contributes extensive public company leadership and finance experience to the Board from his long career at Ryan’s Restaurant Group, Inc.

Darrell E. Whitaker (Independent)
Director Since: 2008 Age: 58 Committees: Audit Nominating
Mr. Whitaker has been the President and Chief Operating Officer of IMI Resort Holdings, Inc. since 2004. Before joining IMI, Mr. Whitaker served as the Chief Operating Officer and Vice President of Finance and Corporate Secretary of The Cliffs Communities, Inc., a developer of high end resort communities. He joined the Cliffs Communities, Inc. in July 1998 as Chief Financial Officer, a position he held until becoming Chief Operating Officer in August 2001. In addition, he has held executive management positions with other publicly traded companies, such as Ryan’s Family Steak House, Inc., Baby Superstores, Inc., and Food Lion, Inc. Mr. Whitaker is also a CPA licensed in the State of South Carolina. He holds a Bachelor of Science Degree in Business Administration from the University of South Carolina. The Board believes that Mr. Whitaker provides the Board with leadership and finance experience from his current position with IMI Resort Holdings, Inc. and his prior experience with The Cliffs Communities, Inc., Ryan’s Family Steak House, Inc. and Baby Superstores, Inc.

CORPORATE GOVERNANCE
Corporate Governance Policy
We believe that good corporate governance practices are essential to our core values of ethical business, service of the interest of our shareholders and good corporate citizenship and that good corporate governance promotes strong financial performance of the Company. The Board has adopted a Corporate Governance Policy in furtherance of those goals.
Code of Business Conduct and Ethics
The Company has also adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company, including our Chief Executive Officer (our principal executive officer) and our Vice President and Chief Financial Officer (our principal financial and accounting officer). The Code of Ethics has been incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2016.

Insider Trading and Hedging Policy
We maintain an Insider Trading Policy that prohibits our directors, officers and employees from purchasing or selling our Common Stock or other securities while being aware of material, non-public information about the Company. It also prohibits the disclosure of such information to others who may trade in securities of the Company. Our insider trading policy also prohibits our directors, officers and employees from engaging in hedging activities or other short term or speculative transactions in the Company’s securities such as short sales, puts, calls or any similar transaction involving the Company’s securities. In addition, our directors, officers and employees must obtain pre-clearance from our Chief Financial Officer before placing Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
Availability of Policies and Board Committee Charters
Copies of our Corporate Governance Policy, our Code of Ethics, our Insider Trading Policy and the charters of the Audit and Compliance Committee, Compensation and Stock Options Committee and Nominating and Corporate Governance Committee of the Board are all available on our website at www.worldacceptance.com, and to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606 or tbullock@worldacceptance.com.
Director Independence
Our Corporate Governance Policy requires that a majority of our directors be independent directors within the meaning of NASDAQ corporate governance requirements, and the Board has determined that a majority of its current members, Ken R. Bramlett, Jr., James R. Gilreath, Scott Vassalluzzo, Charles D. Way, and Darrell E. Whitaker, are independent within the meaning of the NASDAQ Stock Market rules. Janet Lewis Matricciani, our Chief Executive Officer, does not meet the independence requirements of the NASDAQ Stock Market rules because she is a full-time employee and executive officer of the Company.
Board Leadership
Our Corporate Governance Policy provides that the Board should have flexibility to decide whether it is best for the Company at any particular point in time for the roles of the Chief Executive Officer and the Chairman of the Board to be separate or combined, and, if separate, whether the Chairman of the Board should be selected from the independent directors or be an employee. Whenever the Chairman is not an independent director, the independent directors may select from among themselves a Presiding Independent Director. If no selection is made, the Chairman of the Nominating Committee is the Presiding Independent Director. Currently, the Chairman of the Board is an independent director, Ken R. Bramlett, Jr. Our Chief Executive Officer, Janet Lewis Matricciani, also serves as a director of the Company.
Executive Sessions of Independent Directors
Consistent with our Corporate Governance Policy, independent directors meet without management present at regularly scheduled and ad hoc executive sessions. These sessions are held after each regularly scheduled Board meeting and are presided over by the Chairman of the Board.
Board Risk Oversight
The Board is responsible for overseeing the Company’s risk profile and management’s processes for assessing and managing risk. The Board oversees risks both as a full Board and through its committees. Certain important categories of risk are assigned to designated Board committees (which are comprised solely of independent directors), which report to the full Board. In general,

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the full Board oversees risks involving the capital structure of the enterprise, including borrowing, liquidity, allocation of capital and major capital transactions and expenditures, and the strength of the finance function;

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the Audit and Compliance Committee oversees risks related to financial controls and internal audit, legal, regulatory and compliance risks, and the overall risk management governance structure and risk management function; and

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the Compensation and Stock Option Committee oversees the compensation programs so that they do not incentivize excessive risk-taking as described in more detail below under “Corporate Governance - Committees of the Board and Board and Committee Meetings - Compensation and Stock Options Committee.”

In performing their oversight responsibilities, the Board and its committees review policies and guidelines that senior management uses to manage the Company’s exposure to material categories of risk. In addition, the Board and its committees review the performance and functioning of the Company’s overall risk management function and senior management’s establishment of appropriate systems for managing legislative and regulatory risk, credit/counterparty risk, market risk, interest rate risk and asset/liability matching risk, insurance risk, liquidity risk, operational risk and reputational risk.

During fiscal year 2016, the full Board received communications on the most important strategic issues and risks facing the Company. In addition, the Board and its committees receive regular reports from the Company’s Chief Executive Officer or other senior managers regarding compliance with applicable risk-related policies, procedures and limits. The Board believes that this leadership structure appropriately supports the risk oversight function.
Committees of the Board
The Board has a standing Nominating and Corporate Governance Committee, Audit and Compliance Committee and Compensation and Stock Option Committee. The following table shows the membership of each of these committees during fiscal year 2016 and the expected committee membership for fiscal 2017.

Director Name	Fiscal Year 2016			Expected Fiscal Year 2017
	Audit	Compensation	Nominating	Audit	Compensation	Nominating
Ken R. Bramlett, Jr.	Member	Chair		Member	Chair
James R. Gilreath			Chair			Chair
Janet Lewis Matricciani
Scott J. Vassalluzzo		Member	Member		Member	Member
Charles D. Way	Chair	Member		Chair	Member
Darrell E. Whitaker	Member		Member	Member		Member
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is appointed to assist the Board in discharging its responsibilities relating to (i) identifying and recommending qualified individuals for service on the Board and its committees, (ii) evaluating the composition of the Board and its committees, (iii) reviewing the Company’s governance policies and procedures, and (iv) overseeing the evaluation of the Board and its committees. The Nominating Committee is also charged with reviewing management succession plans with our Chief Executive Officer and with periodically reviewing and assessing the adequacy of the Company’s Corporate Governance Policy and Code of Business Conduct and Ethics and recommending to the Board any proposed changes that the Nominating Committee deems necessary. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Nominating Committee is an independent director. The Nominating Committee met once in fiscal year 2016. For additional information regarding the Nominating Committee, see “Corporate Governance - Director Nominations.”
Audit and Compliance Committee. The Audit and Compliance Committee (the “Audit Committee”) is appointed to assist the Board in discharging its oversight responsibilities relating to (i) the Company’s accounting, auditing, and financial reporting processes generally, including the performance and independence of the independent accountants and the audits of the Company’s financial statements, (ii) the Company’s systems of internal controls regarding finance and accounting, (iii) the establishment and administration of the Company’s Compliance Management System (“CMS”), which is designed to ensure compliance with applicable consumer financial laws and address and prevent associated risk of harm to consumers, and (iv) the Company’s risk management and compliance with legal and regulatory requirements. The Audit Committee has ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent auditors. The Company’s Audit Committee, also reviews and considers any “related person” transactions, within the meaning of Item 404(a) of Regulation S-K of the Securities and Exchange Commission (“SEC”), as well as any matters regarding the Company’s outside directors, which the Audit and Compliance Committee believes may present a conflict of interest or potentially impair the independence of one or more of the Company’s outside directors.
The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Audit Committee is an independent director. In addition, the Board has determined that each member of the Audit Committee meets the independence requirements for audit committee members under the Securities Exchange Act of 1934. The Board has also determined that each current member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Whitaker, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met six times during fiscal year 2016, which included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Proposal II - Ratification of Appointment of Independent Registered Public Accountants.”
Compensation and Stock Option Committee. The Compensation and Stock Option Committee (the “Compensation Committee”) is appointed to assist the Board in discharging its responsibilities relating to (i) compensation of the Company’s directors and officers and (ii) the granting of stock options and other forms of equity compensation under the Company’s stock option plans and other equity compensation plans. The Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company and for formulating, revising and administering the Company’s stock option plans and other equity compensation plans. The Committee administers the Company’s 2002, 2005, 2008 and 2011 Stock Option Plans. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation Committee is an independent director and meets the independence requirements for compensation committee members under NASDAQ Stock Market rules.
The Compensation Committee reviews and considers the appropriateness of the Company’s compensation policies and practices as they relate to risk management and risk-taking initiatives. As part of this assessment, the Compensation Committee discusses the following:

•	whether the current compensation program is achieving the short-term and long-term objectives that the Compensation Committee intended to achieve;

•	whether there are or have been unintended consequences associated with the Company’s executive compensation program;

•	whether the components of the compensation program encourage or mitigate excessive risk-taking;

•	whether the Company’s general risk management controls serve to preclude decision-makers from taking excessive risk in order to achieve incentives; and

•	whether the balance between short-term and long-term incentives is appropriate to retain highly qualified individuals.
The Compensation Committee met once during fiscal year 2016 and took a number of actions by written consent. Additional information regarding the Compensation Committee is set forth below under “Executive Compensation - Compensation Discussion and Analysis.”
Committee Advisors.
The charter of each of the Nominating Committee, the Audit Committee and the Compensation Committee authorizes the committee to engage outside counsel and advisors, including search firms in the case of the Nominating Committee and compensation consultants in the case of the Compensation Committee, and requires the Company to provide appropriate funding, as determined by the committee, for any such counsel or advisors.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2016, the Compensation Committee was composed of Ken R. Bramlett, Jr. (chair), Charles D. Way and Scott J. Vassalluzzo. None of the members of the Compensation Committee during the 2016 fiscal year was an officer or employee of the Company, and none of them is a former officer of the Company. During the 2016 fiscal year, no executive officer of the Company served as a director, or as a member of the compensation committee of the board of directors, of another company which had an executive officer serving as a director of the Company or as a member of the Compensation Committee. In addition, during fiscal year 2016, no member of the Compensation Committee engaged in any related party or other transaction of a type that is required to be disclosed pursuant to Item 404 of SEC Regulation S-K.
Director Attendance at Board and Committee Meetings and the Annual Meeting of Shareholders
During fiscal year 2016, the Board held five meetings, and each director attended all of these meetings. Each director also attended all of the meetings of the committees of the Board on which such director served during fiscal year 2016.
It is the Company’s policy that all of the Company’s directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting except in cases of extraordinary circumstances. All of the nominees for election at the 2015 annual meeting of shareholders attended the meeting. The Company expects all nominees and directors to attend the 2016 Annual Meeting.
Declassified Board
Our Board is not classified, so the entire Board is elected annually.
Director Nominations
The Board is responsible for nominating Board members and for filling vacancies on the Board that may exist between Annual Meetings of Shareholders, except to the extent that the Company’s bylaws or applicable South Carolina law require otherwise. The Board has delegated the screening process for director nominees to the Nominating Committee. Nominating Committee consists of three “independent” directors, as determined by the Board in accordance with applicable NASDAQ Stock Market rules.

The Company’s Corporate Governance Policy outlines certain general criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional professional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board consist of independent directors. Directors should be willing and able to devote the required amount of time to Company business. The Nominating Committee has determined that directors should have expertise that may be useful to the Company, and that the directors as a group should provide the Board with the following experience:

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Leadership experience. Directors with experience in significant leadership positions over an extended period, especially CEO or other C-level positions, provide the Company with special insights. These people generally possess strong leadership qualities and the ability to identify and develop those qualities in others. They also demonstrate practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

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Finance experience. An understanding of finance and financial reporting processes is important. The Company measures its operating and strategic performances primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. The Nominating Committee seeks to have a number of directors who qualify as audit committee financial experts, as well as an entire Board composed of financially literate directors.

•
Risk management oversight experience. The Nominating Committee believes that risk management oversight experience is critical to fulfill the Board’s responsibility to oversee the risks facing the Company.

•
Corporate governance experience. The Nominating Committee believes that directors with corporate governance experience support the goals of a strong Board and management accountability, transparency and promotion of shareholders interests.

•	Legal experience. The Nominating Committee believes that legal experience is valuable to the Board’s oversight of the Company’s legal and regulatory compliance.

•
General business experience. The Nominating Committee believes that general business experience, as well as practical experience, is valuable to an understanding of the Company’s business goals and strategies and helps to ensure that the Board is well rounded.

Our Corporate Governance Policy requires a director who changes his or her employment or otherwise has a significant change in job responsibilities to give the Board written notice of the change and tender a letter of resignation from the Board and from all Board committees on which he or she serves. The Board, through the Nominating Committee, then determines whether or not to accept the resignation from the Board or from one or more of the committees.
The Nominating Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information. This information is evaluated against the criteria stated above and the specific needs of the Company at that time. After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process. Incumbent directors, however, generally are not required to interview again after their initial term. On the basis of the information learned during this process, the Nominating Committee determines which individuals to recommend to the Board for nomination.
When seeking new director candidates, the Nominating Committee may solicit suggestions from incumbent directors, management or others. Consistent with the Company’s corporate governance policy, the Nominating Committee will also consider nominating candidates recommended by shareholders on a case-by-case basis. Candidates recommended by shareholders are considered on the same basis and by the same standard as candidates selected by the Nominating Committee.
When considering candidates for director, the Nominating Committee takes into account a number of factors in addition to those factors discussed above that the Company considers important qualifications for Board service. These other factors include whether the candidate is independent from management and the Company, whether the candidate has relevant business experience, the composition of the existing Board, and the candidate’s existing commitments to other businesses. Although the Nominating Committee does not have a formal policy regarding Board diversity, the Nominating Committee takes into account matters of diversity (with emphasis on diversity in professional experience and industry background) in considering candidates for the Board. Directors are limited by our Corporate Governance Policy to serving on no more than five public company boards of directors. There are no pre-determined term limits for directors; however, a retirement age of 70 is generally considered appropriate, though the Board may decide to defer retirement on an annual basis.
The Company’s Nominating Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates. However, the Nominating Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

Annual Board Evaluation
Our Corporate Governance Policy requires the Nominating and Corporate Governance Committee to assess the performance of the Board as a whole at least annually and give a report of its assessment to the Board. This assessment should review areas in which the Board or our management believes that the Board would make a better contribution.
Shareholder Communications with Directors
Any shareholder who wishes to communicate with the Board or any one or more individual directors may do so by writing to this address:
World Acceptance Corporation
Board Administration
c/o Corporate Secretary
P. O. Box 6429
Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder. Such communications will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail and the like. All other shareholder communications will be promptly forwarded to the applicable member(s) of the Board or to the entire Board, as requested in the shareholder communication.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Members of our Board of Directors, executive officers, and persons who beneficially own more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which requires them to file reports with the Securities and Exchange Commission regarding their beneficial ownership and changes in beneficial ownership of our common stock. To our knowledge, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers, and 10% beneficial owners were satisfied during the fiscal year 2016.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During fiscal year 2016, there were no transactions that were deemed to be related party transactions.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth below is furnished as of the Record Date, June 17, 2016, with respect to Common Stock owned beneficially or of record by (i) persons known to the Company to be the beneficial owners of more than 5% of the Common Stock as of the Record Date, (ii) each of the directors and nominees individually, (iii) each of the Named Executive Officers included in the summary compensation table, and (iv) all directors and executive officers as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such person’s shares shown in the table. All share amounts in the table include shares which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date. All percentages are calculated based on the total number of outstanding shares, plus the number of shares for the particular person or group which are not outstanding but which are the subject of options exercisable in the 60 days following the Record Date.

Ownership of Shares by Certain Beneficial Owners(1)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Thomas W. Smith (2) Scott J. Vassalluzzo Idoya Partners L.P. Prescott General Partners LLC Prescott Associates L.P. 2220 Butts Road, Suite 320 Boca Raton, Florida 33431	2,730,873	31.1%

The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,065,939	12.1%

BlackRock, Inc. (4) 55 East 52nd Street New York, New York 10022	758,123	8.6%

Manulife Financial Corporation (5) 200 Bloor Street East Toronto, Ontario, Canada M4W 1E5	693,293	7.9%

Goodnow Investment Group, LLC (6) 9 Old King's Highway South Darien, Connecticut 06820	564,848	6.4%

LSV Asset Management (7) 155 N. Wacker Drive, Suite 4600 Chicago, Illinois 60606	472,418	5.4%

(1)
Although the amounts of shares beneficially owned and other information in the table is derived from sources described in the footnotes below, the percent of class information is derived by calculating the reported amounts as a percent of the 8,788,200 shares outstanding as of June 17, 2016.

(2)	Based on Schedule 13D filed on July 30, 2015 and subsequent Form 4 filings.

Name	Shared Voting and Dispositive Power	Sole Voting and Dispositive Power	No Voting and Shared Dispositive Power	Total
Scott J. Vassalluzzo	67,640	31,788	—	99,428
Thomas W. Smith	151,590	510,000	—	661,590
Idoya Partners L.P.	576,394	—	—	576,394
Prescott Associates L.P.	1,407,728	—	—	1,407,728
Prescott General Partners LLC	2,037,495	—	—	2,037,495
In their capacities as managing members of the Prescott General Partners LLC (the "Partnership"), Messrs. Vassalluzzo and Smith also may be deemed to beneficially own the shares beneficially owned by the Partnership.

(3)
Based on Schedule 13G filed February 10, 2016. The Vanguard Group reported sole voting power over 14,118 shares, sole dispositive power over 1,052,421 shares, and shared dispositive power over 13,518 shares.

(4)	Based on an amended Schedule 13G/A filed January 22, 2016. BlackRock, Inc. reported sole voting power over 736,000 shares and sole dispositive power over 758,123 shares.

(5)
Based on Schedule 13G filed February 8, 2016. Manulife Financial Corporation reported sole voting power over 693,293 shares and sole dispositive power over 693,293 shares through its indirect, wholly-owned subsidiaries.

(6)	Based on Schedule 13G filed February 11, 2016. The Goodnow Investment Group, LLC reported shared voting power over 564,848 shares and shared dispositive power over 564,848 shares.

(7)	Based on Schedule 13G filed February 11, 2016. LSV Asset Management reported sole voting power over 226,418 shares and sole dispositive power over 472,418 shares.

Ownership of Common Stock by Directors, Nominees & Management

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class
Scott J. Vassalluzzo	2,136,923	(2)	24.3%
A. Alexander McLean, III	129,691	(3)	1.5%
Ken R. Bramlett, Jr.	35,425		*
Janet Lewis Matricciani	29,411		*
D. Clinton Dyer	26,961		*
James R. Gilreath	22,875	(4)	*
John L. Calmes Jr.	18,808		*
Francisco J. Sauza	17,208		*
Charles D. Way	10,625		*
Tara E. Bullock	9,171		*
Darrell E. Whitaker	7,625		*
Directors and all executive officers as a group (13 persons)	2,481,740		28.2%
*Less than 1%.

(1)
Includes the following Shares subject to options exercisable within 60 days of June 17, 2016: Mr. McLean - 39,000; Mr. Gilreath - 3,000; Mr. Bramlett - 3,000; Mr. Way - 3,000; Mr. Whitaker - 3,000; Mr. Sauza - 12,000; Ms. Matricciani- 7,500; Mr. Calmes - 6,750; Ms. Bullock - 4,100; directors and executive officers as a group - 117,050.

(2)
Mr. Vassalluzzo is a Managing Member of Prescott General Partners LLC (“PGP”).  See “Ownership of Shares by Certain Beneficial Owners” for additional information regarding shares beneficially owned by PGP, Prescott Associates L.P., Mr. Vassalluzzo and Mr. Smith.

(3)	Includes 26,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

(4)	Includes 11,250 Shares in a limited partnership in which Mr. Gilreath is a partner.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Company provides its shareholders with the opportunity to cast an annual advisory vote, commonly known as a “say-on-pay proposal,” on the compensation of the executive officers named in the Summary Compensation Table of the annual proxy statement (referred to as the “Named Executive Officers” or “NEOs”). Shareholders holding over 88% of the Shares represented at our 2015 Annual Meeting of Shareholders voted in favor of our Named Executive Officer compensation at that meeting. The Compensation and Stock Option Committee (the “Compensation Committee”) believes that this vote affirms that a majority of our shareholders support the Company’s approach to executive compensation, and accordingly the Compensation Committee did not make substantial changes to the structure of the Company’s executive compensation program in fiscal year 2016.

Fiscal 2016 Overview. Although our fiscal year 2016 financial performance did not meet our expectations, the Board of Directors and the Compensation Committee believe that the compensation paid or awarded to our Named Executive Officers for fiscal year 2016 was reasonable and appropriate in light of the Company’s achievements during a challenging period of difficult external conditions and transformation within the Company. The Company is in a period of transition and is focused on efforts to reposition the Company for future growth. Many improvements and innovations that we believe are required to put the Company onto a path of future growth in loans and in long-term sustainable profitability were initiated during the year. These improvements include:

•	the hiring of three key officers, a vice president of Marketing, a vice president of Human Resources, and a vice president of Information Technology;

•	completion of live check project which allowed for the launch of live checks in early fiscal 2017;

•	continued to improve our search engine optimization ("SEO), search engine marketing ("SEM") and marketing capabilities;

•	launched initiative to remodel our branches to be more modern in appearance, make a clearer identification with our company, and be more comfortable for the customer;

•	expanded our payment extension program;

•	piloted pay-by-phone and began process to implement in all of our branches;

•
completed the process of making every terminal in every branch internet-accessible which improves associate productivity and positions the Company to be able to roll out additional products and capabilities in the future;

•	expanded tax preparation business through an expanded product and service offering.
Our executive team is dedicated to these initiatives and other initiatives that we believe will improve the long term health of the Company.
The Compensation Committee believes the executive team made significant contributions to the Company in a challenging regulatory environment and has positioned the Company well for the future. The Compensation Committee and Board of Directors believe that the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement is fair and reasonable.
Named Executive Officer Changes. As previously announced, Mr. McLean, the Company’s Chairman and Chief Executive Officer, retired from his positions as Chief Executive Officer and a Director of the Company effective September 30, 2015. The Board of Directors appointed Janet Lewis Matricciani, the Company’s Chief Operating Officer, to succeed Mr. McLean as Chief Executive Officer effective upon his retirement. In addition, James D. Walters, Senior Vice President - Southern Division, left the Company in July 2015, and D. Clinton Dyer moved from his prior position as Senior Vice President, Central Division to become Senior Vice President, Southeastern Division in October of 2015 as part of a reorganization of the Company’s operating divisions. After the end of the fiscal year, Francisco J. Sauza, Senior Vice President - Mexico, retired on June 1, 2016, and was succeeded in that position by Ricardo Cavazos.
Process Overview. The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating (1) to compensation of the Company’s directors and officers and (2) to the granting of stock options and restricted stock under the Company’s s equity compensation plans. The Compensation Committee has overall responsibility for approving and evaluating the director and officer compensation plans, compensation policies and programs of the Company and for formulating, revising and administering the Company’s equity compensation plans.
During fiscal year 2016, the Compensation Committee reviewed and approved the annual compensation for the Named Executive Officers: the current Chief Executive Officer (“CEO”); the former CEO; the Senior Vice President and Chief Financial Officer (“CFO”); the Senior Vice President, Southeastern Division; the Senior Vice President, Mexico Division; and the Senior Vice President and General Counsel. In addition, the Compensation Committee reviewed and approved the annual compensation for the two executive officers who are not NEOs, the non-executive officers who report directly to the CEO, and the Vice President of Compliance and Internal Audit, who reports directly to the Board of Directors. All grants of stock options and restricted stock were approved by the Compensation Committee.
Timing of Compensation Decisions. Executive officer compensation and non-executive officer compensation are typically reviewed early in each fiscal year after a review of the annual financial statements and the achievement of operating objectives and personal objectives for the prior fiscal year has been completed and as the budget for the coming fiscal year is being finalized. Equity compensation awards are usually considered in the third quarter of each fiscal year. The Compensation Committee may, however, review salaries or grant equity or cash compensation awards at other times as a result of new appointments, promotions or for other reasons during the year.
Role of Executives in Establishing Compensation. The Company’s CEO plays a role in the assessment and recommendation of compensation for her direct reports, including the Company’s CFO and General Counsel. She provides information to the Compensation Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. The Company’s CEO is typically invited to attend general sessions of the Compensation Committee and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Compensation Committee. The Compensation Committee believes that the CEO’s insight into executive performance and compensation is an important factor when discussing and making decisions regarding executive compensation, and therefore the Compensation Committee typically asks the CEO for her recommendations on compensation for all of the Company’s executive officers. The CEO is not present during Compensation Committee discussions concerning her own compensation and does not play a role in recommendations regarding her own compensation.
Other members of management attend meetings and executive sessions upon invitation by the Compensation Committee, if and when the Compensation Committee believes their advice and input regarding specific matters before the Compensation Committee would be useful and appropriate.
Compensation Benchmarking. The Compensation Committee determined it was not necessary to engage a consultant for this purpose for fiscal year 2016 in light of over 88% approval of the “say-on-pay” proposal vote from shareholders at the 2015 Annual Shareholders’ Meeting.

Compensation Committee Activity. The Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities. This includes regularly scheduled meetings (usually in May and November) and, if necessary, special meetings from time to time. The Compensation Committee met once in fiscal year 2016 and once in fiscal year 2017 prior to the filing of this Proxy Statement. In addition, the Compensation Committee took a number of actions by written consent during fiscal year 2016. As previously reported, in October 2015 the Company implemented a CEO transition when Ms. Matricciani was promoted to CEO in connection with Mr. McLean's retirement.  During the summer and fall of calendar year 2015, the Board and the Compensation Committee also held a number of informal meetings and conference calls in connection with the CEO transition. The authority and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s charter, which is available on the Company’s website, at www.worldacceptance.com.
Objectives of the Executive Compensation Program. The Company’s executive compensation program is intended to (i) provide competitive compensation to attract and retain highly talented executives; (ii) align the interests of executives and shareholders; and (iii) incentivize executives to achieve and surpass the short- and long-term goals of the Company to increase the value of the company and shareholder value. The Company’s program is designed to create a collegiate atmosphere that encourages executives to cooperate toward the achievement of goals that benefit the Company and shareholders as a whole, while at the same time rewarding each executive’s individual contributions to the Company.
The Company’s bonus and long-term incentive plans permit executives to earn above average compensation for performance exceeding the Company’s target goals. The Committee believes that this approach provides competitive pay for target performance while incentivizing and rewarding superior performance.

The Compensation Committee believes that a meaningful portion of an executive’s total compensation should be in the form of variable and performance-based compensation that enhances shareholder value. The Committee believes that earnings per share is the most important indicator of shareholder value and that loan growth, expense control and charge-off levels are the most significant factors affecting earnings per share. Accordingly, performance-based compensation generally is earned based on the achievement of earnings per share targets, while annual bonuses generally are also earned based on loan growth, expense control and charge-off levels. The Compensation Committee believes that earnings per share as a measure of performance is important to shareholders because it allows shareholders to compare the returns we earn by investing capital in our core business with the return they could expect if we returned capital to shareholders and they invested in other securities.
The Compensation Committee believes that the grant of equity compensation awards to executives appropriately aligns their compensation with the interests of shareholders and provides executives with an incentive to promote shareholder value.

Stock price performance is typically not a significant factor in determining annual compensation because the price of the Company’s stock is subject to a variety of factors outside of management’s control, such as historically low trading volumes and high volatility in the stock price.
Stock Ownership/Retention Guidelines. Currently, the Company does not maintain stock ownership guidelines and does not have a stock retention policy applicable to its executive officers. No such guidelines or policy are under consideration at this time.
Clawback Policies. The Company presently has no formal policies with respect to the adjustment or recovery of incentive awards or payments if the performance results upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment. However, the Compensation Committee has discussed the advisability of the implementation of such policies in light of evolving legislative developments and governance practices. Section 304 of the Sarbanes-Oxley Act of 2002 already mandates the recovery of certain compensation from the Company’s Chief Executive Officer and Chief Financial Officer in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to implement, through rule-making that has not yet been completed, compensation clawbacks under broader terms. The Compensation Committee intends to monitor these developments in the consideration and design of any future clawback policy it may implement. In addition, the Company has attempted to anticipate the potential impact of a future clawback policy on awards granted under its 2011 Stock Option Plan by making awards under this plan subject to any future clawback policy the Company may adopt in response to the Dodd-Frank mandate or otherwise.

Compensation Policies and Risk Management. On an ongoing basis, the Compensation Committee monitors the Company’s executive compensation programs for potential risks as part of the overall risk oversight function of the Board of Directors. See above under “Corporate Governance - Board Risk Oversight” and “Corporate Governance - Committees of the Board of Directors - Compensation and Stock Options Committee.” The Compensation Committee does not believe that the Company’s executive compensation programs encourage excessive or inappropriate risk taking.
Employment Agreements. The Company has entered into employment agreements with Janet Lewis Matricciani, John L. Calmes, Jr., our Chief Financial Officer, Tara E. Bullock, our Senior Vice President and General Counsel, and Francisco J. Sauza, Senior Vice President, Mexico Division. The Compensation Committee believes that the employment agreements are necessary to secure the services of those individuals on the terms and conditions stated in the agreements, and to provide management stability should there occur a significant corporate change in control event. As described in greater detail below, these agreements provide for the payment of severance benefits in the event of a change in control, but only if the executive is terminated without cause or constructively discharged within two years following the change in control (one year in the case of Mr. Sauza). The Compensation Committee believes that the change in control severance triggers in these agreements strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a change in control and the executives’ legitimate concerns regarding termination or diminution of duties in such an event.
Matricciani Employment Agreeement

In connection with her appointment as Chief Executive Officer of the Company, Ms. Matricciani entered into an employment agreement with the Company effective October 1, 2015. The employment agreement has an initial three-year term, after which it will automatically renew for successive one-year terms unless either party provides notice of intent to terminate at least 90 days prior to expiration of the current term. Under the employment agreement, Ms. Matricciani is entitled to an annual base salary of not less than $500,000, subject to any increases approved by the Compensation Committee. Her annual base salary may not be reduced. Under the employment agreement, Ms. Matricciani is generally eligible to participate in the Company’s annual and long-term incentive compensation plans established by the Compensation Committee from time to time. The employment agreement requires the Company to provide long-term disability insurance that will provide disability benefits equal to 60% of Ms. Matricciani’s base salary, and Ms. Matricciani is entitled to participate in the Company’s Second Amended and Restated 2005 Supplemental Income Plan (described further below under “- Executive Compensation Program - Post-Employment Compensation”). Under the employment agreement, the Company provides Ms. Matricciani with an automobile (including maintenance and insurance) at Company expense, and she is eligible to participate in other compensation and benefits programs and arrangements for which salaried employees of the Company are generally eligible.

The employment agreement provides for the following payments to Ms. Matricciani in the event of termination of her employment:

If the Company terminates Ms. Matricciani’s employment without “Cause” or if Ms. Matricciani terminates her employment for “Good Reason”, (a) she will receive payment for her accrued base salary, vacation pay, expenses, and annual bonus for the prior fiscal year, if such annual bonus has not already been paid, as well as any vested benefits due under any Company benefit plans or programs; (b) she will receive severance pay in an amount equal to twice the sum of her base salary and annual bonus averaged over the three-year period prior to termination (or if termination occurs on or before September 30, 2017, then an amount equal to 100% of her target bonus for the fiscal year in which the termination occurs); (c) her stock options and other incentive awards will vest and become exercisable in accordance with the terms of the applicable plans and award documents, provided that all purely time-based-vesting awards will fully vest as of the termination date and no portion of any award subject to performance-based vesting will vest pursuant to the employment agreement; (d) she will receive a lump sum payment equal to the total premiums she would be expected to pay for eighteen (18) months of COBRA coverage; and (e) she will receive a prorated annual incentive plan payment for the year in which her termination of employment occurs.

If the Company terminates Ms. Matricciani’s employment for Cause or she terminates her employment without Good Reason (including by giving notice that she will not extend the term of the employment agreement), she will only receive her accrued compensation through the termination date and any vested benefits due to her under Company plans or programs).

If Ms. Matricciani’s employment is terminated by the Company without Cause or by Ms. Matricciani with Good Reason within two (2) years of a Change in Control of the Company (as defined in the employment agreement), the Company will make a lump sum payment to Ms. Matricciani equal to the sum of (a) her accrued compensation prior to termination; (b) an amount equal to the total premiums she would be expected to pay for eighteen (18) months of COBRA coverage; (c) a pro-rata annual incentive for the fiscal year in which the termination occurs; and (d) twice the sum of her highest base salary between the day before the Change in Control and the effective date of her termination and her average annual bonus averaged over the three-year period prior to termination (or if termination occurs on or before September 30, 2017 then an amount equal to 100% of her target bonus for the fiscal year in which the termination occurs). In addition, her stock options and other incentive awards will vest and become exercisable in accordance with the terms of the applicable plans and award documents.

The Company is required to purchase disability insurance for Ms. Matricciani that provides a disability benefit equal to 60% of her base salary. If her employment is terminated due to her disability, the Company will continue to pay her base salary in effect at the time of termination for a period of 24 months but only at such times as she is not receiving benefits under her disability insurance. In addition, she will be entitled to receive (a) all compensation accrued through the date of termination; (b) vested benefits due under the Company’s benefit plans; and (c) a prorated annual incentive plan payment.

In the event of Ms. Matricciani’s death, the Company will be obligated to pay her estate (a) all compensation accrued through the date of termination; (b) any vested amounts due under the Company’s benefit plans; and (c) a prorated annual incentive plan payment.

Under the agreement, “Cause” generally means Ms. Matricciani’s (i) gross misconduct or gross neglect in respect of her duties for the Company; (ii) conviction of (or plea of nolo contendere to) a felony or of a misdemeanor where active imprisonment is imposed; (iii) knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations; (iv) falsification of Company records or engaging in theft, fraud, embezzlement, dishonesty or other conduct that has resulted or is likely to result in material damage to the Company’s or any of its affiliates’ business or reputation; (v) failure to comply with reasonable written directives of the Board of Directors, which is not remedied within thirty (30) days after receipt of written notice specifying such failure; (vi) the willful and material violation of the Company’s policies, including its code of ethics; and (vii) the willful failure to reasonably cooperate with any investigation authorized by the Board of Directors, which failure would reasonably be expected to have a material adverse effect on the Company.

Under the agreement, “Good Reason” generally means: (i) a material diminution in Ms. Matricciani’s base salary; (ii) a material diminution in her authority, duties or responsibilities; (iii) a material diminution in the budget over which she retains authority; (iv) requiring her to relocate her principal place of employment more than thirty-five (35) miles from the Company’s present headquarters; (v) a material breach of the agreement by the Company; or (vi) the failure of the Company to renew the agreement.

Under the agreement, “Change in Control” generally means any of the following events:

(i) The consummation of (a) a merger, share exchange or similar transaction involving the Company or any subsidiary, but only if Company voting securities are issued or issuable; or (b) the sale or other disposition of all or substantially all of the assets of the Company, unless, in either case, immediately after the transaction (1) the beneficial owners of the Company’s voting securities continue to own more than seventy percent (70%) of the voting power of the voting securities of the surviving company in substantially the same proportions as their ownership of the Company’s voting securities prior to the transaction; (2) no person (excluding any employee benefit plan sponsored by the surviving company or any company controlled by the surviving company) owns thirty-five percent (35%) or more of the combined voting power of the voting securities of the surviving company, and (3) at least a majority of the members of the board of directors of the surviving company are Incumbent Directors (as defined below);

(ii) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a sale of the Company’s assets that does not constitute a Change in Control;

(iii) if (a) any person acquires ownership of, or voting control over, twenty percent (20%) or more of the Company’s outstanding stock, in a single transaction or in a series of transactions occurring within a twelve-month period (an “Acquiring Person”); provided that no person may become an Acquiring Person on account of: (1) any acquisition of stock by the Company or any subsidiary; (2) any acquisition of stock by an underwriter temporarily holding such securities pursuant to a securities offering; (3) any acquisition of stock by any employee benefit plan sponsored by the Company or any subsidiary; and (4) any acquisition of stock related to a merger, share exchange or similar transaction that that does not otherwise constitute a Change in Control; and (b) a majority of the members of the Board of Directors are or become individuals who are (1) the Acquiring Person; (2) affiliates of the Acquiring Person; and/or (3) individuals whose initial assumption of office as a director occurs as a result of (A) an actual or threatened election contest or solicitation of proxies by or on behalf of the Acquiring Person or (B) the recommendation or request of the Acquiring Person or any member of the Board of Directors who is an affiliate of the Acquiring Person; or

(iv) During any period of twenty-four (24) consecutive months, individuals who were members of the Board of Directors at the beginning of such period (the "Incumbent Directors") at any time during such period cease to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director during such period whose appointment, election or nomination was approved by a vote of at least a majority of the existing Incumbent Directors shall be considered as an Incumbent Director (excluding, however, any such individual whose became a director as a result of an actual or threatened election contest or solicitation of proxies by or on behalf of a person other than the Board of Directors).

The employment agreement requires Ms. Matricciani to execute a release of legal claims against the Company in order to receive any of the severance benefits provided by the employment agreement. The employment agreement also restricts Ms. Matricciani from engaging in certain acts of competition with the Company and from soliciting the Company’s employees or inducing them to leave their employment with the Company during the term of the employment agreement and for a period of two years after the termination of her employment. She has also agreed to confidentiality and non-disparagement obligations that the Company believes are customary.

Calmes Employment Agreement

On November 19, 2015, the Company entered into an employment agreement with Mr. Calmes. Mr. Calmes’ employment agreement is substantially identical to Ms. Matricciani’s employment agreement with respect to compensation and benefits except that (a) Mr. Calmes’ base salary is initially $225,000; and (b) the severance payment in the event of termination by the Company without Cause or termination by Mr. Calmes with Good Reason, either within two years following a Change in Control or otherwise, is two times his base salary.

Bullock Employment Agreement

On February 10, 2016 the Company entered into an employment agreement with Ms. Bullock. Ms. Bullock's employment agreement is substantially identical to Ms. Matricciani’s employment agreement with respect to compensation and benefits except that (a) Ms. Bullock's base salary is initially $182,570; and (b) the severance payment in the event of termination by the Company without Cause or termination by Ms. Bullock with Good Reason, either within two years following a Change in Control or otherwise, is one times her base salary.

Sauza Employment Agreement

The Company entered into an employment agreement with Mr. Sauza effective June 1, 2008. The terms of the employment agreement are generally similar to Ms. Matricciani’s employment agreement with respect to compensation and benefits except that (a) Mr. Sauza’s minimum annual base salary is $185,190; (b) in the event of disability, the employment agreement provides that the Company will continue Mr. Sauza’s regular pay under the employment agreement, except that if the disability continues for more than 90 days, the Company may terminate Mr. Sauza’s employment and he will receive long-term disability benefits instead; (c) if Mr. Sauza’s employment terminates due to death, he is entitled only to compensation accrued through the date of termination and any vested benefits due to him under the Company’s benefit plans; (d) upon termination for Cause or Constructive Discharge (as defined under the employment agreement), Mr. Sauza is entitled to (i) accrued compensation through the date of termination; (ii) an amount equal to the sum of his annual base salary and his average annual bonus for the three prior years; (iii) a pro-rated bonus based on his average annual bonus for the three prior years; (iv) vesting of all stock awards; and (v) extension of health and welfare benefits for 12 months (or until Mr. Sauza becomes eligible for similar benefits with another employer) or, to the extent extension of coverage is not permitted under the applicable plan(s), payments equal to the premium cost for such benefits; (e) Mr. Sauza’s noncompete and non-solicitation period ends one year after termination of employment; and (f) in the event of a change in control, Mr. Sauza’s employment must be terminated within one year of the change in control to trigger severance benefits, and such benefits will consist of (i) accrued compensation; (ii) a pro-rated bonus based on his average annual bonus for the prior three years; (iii) an amount equal to the sum of his annual base salary and his average annual bonus for the three prior years; (iv) vesting of all stock awards; and (v) extension of health and welfare benefits in same manner as in the case of a termination without Cause or Constructive Discharge.

Executive Compensation Program. The Company’s Compensation Program is comprised of the following primary elements: base salary, annual cash bonuses, long-term incentive compensation in the form of equity awards granted pursuant to the Company’s stock plans, post-employment compensation and employee benefits and perquisites.

Base Salary

Compensation Committee Philosophy

The Compensation Committee determines base salaries for each executive position based on the value of the individual’s experience, performance and/or specific skill set. Base salaries are evaluated in the ordinary course of business, but generally not less than once each year at or around the time that the annual budget is approved. For the reasons noted above, the Compensation Committee did not use an outside consultant or survey data when determining fiscal year 2016 base salaries.

Fiscal Year 2016

When determining annual base salary levels for fiscal year 2016, the Compensation Committee’s primary consideration for NEOs was the contribution of each of the members of the executive team to the Company's operational improvements in difficult economic and regulatory conditions. In fiscal year 2016, the Compensation Committee made the following base salary changes for NEOs effective as of June 1, 2015 except as noted:

•
Janet Lewis Matricciani, Chief Executive Officer: Ms. Matricciani's base salary as Chief Operating Officer was increased 10% to $385,000. Ms. Matricciani received an additional 30% increase, to $500,000, in October of 2015 when she was promoted to Chief Executive Officer.

•	A.A. McLean III, former Chairman and Chief Executive Officer: Mr. McLean’s base salary was increased 3.5% to $472,680.

•
John L. Calmes Jr., Senior Vice President and Chief Financial Officer: Mr. Calmes’ base salary was increased 8% to $204,120. Mr. Calmes received an additional 10.2% increase in October of 2015 to $225,000 due to expanded responsibilities.

•	Francisco Javier Sauza, Senior Vice President, Mexico Division: Mr. Sauza’s base salary was increased 4% to $250,732.

•
D. Clinton Dyer, Senior Vice President, Southeastern Division: Mr. Dyer's base salary was increased by 4% to $183,841. Mr. Dyer received an additional 8.8% increase to $200,000 in October, 2015 upon his appointment as Senior Vice President, Southeastern Division.

•	Tara E. Bullock, Senior Vice President, Secretary and General Counsel: Ms. Bullock's base salary was increased 12% to $182,570.

As described above under “Executive Compensation - Employment Agreements,” certain NEOs have employment agreements which do not permit any reduction in their base salaries.

Bonuses
Compensation Committee Philosophy

Annual cash bonuses for executives and certain other key employees are payable under the Company’s Executive Incentive Plan. The Executive Incentive Plan is generally designed to reward executives based on the Company’s annual financial performance. This plan provides for an annual cash bonus based on the Company’s achievement of pre-established annual goals for (1) earnings per share, (2) loans receivable, (3) expense control, and (4) loan charge-offs. These goals are intended to motivate and reward the maximization of shareholder value based on the Compensation Committee’s belief that earnings per share is the primary factor in determining long-term shareholder value and that growth in loans receivable, combined with expense control and charge-off control, are the three most significant determinants of earnings per share. For the Division Senior Vice Presidents, the Executive Incentive Plan also has a component that is based on the annual financial performance of their respective divisions. The Compensation Committee also retains the discretion to award bonuses outside of the Executive Incentive Plan to the extent it may determine appropriate in particular circumstances, although such bonuses are not common.

Fiscal Year 2016 Executive Incentive Plan Awards

The Executive Incentive Plan provides an opportunity for executives and certain other key employees to earn a certain percentage of base salary based on the extent to which the Company, and in certain cases, the participant’s division, achieve particular performance goals that are established at the beginning of each fiscal year. The particular Company performance goals relate to specified levels of earnings per share, loan growth, general and administrative expenses as a percent of revenue, and net loan charge-offs as a percentage of average net loans. For fiscal year 2016, the Compensation Committee selected the threshold, target, and maximum performance levels for each Company goal based primarily on historical performance and the fiscal year 2016 budget. The divisional goals were set by the CEO. As an officer’s level of responsibility increases, it is the Compensation Committee’s intent to have a greater portion of the officer’s total compensation be dependent upon the Company’s performance rather than on the performance of individual business units. Therefore, for Mr. McLean, Ms. Matricciani, Mr. Calmes, and Ms. Bullock, Executive Incentive Plan bonuses in fiscal year 2016 were based entirely on Company performance measures. The fiscal year 2016 Executive Incentive Plan performance goals for Mr. Dyer, and Mr. Sauza were split between the same Company performance measures and performance measures specific to their respective divisions. The Compensation Committee has the discretion to pay a minimum bonus amount in the event of unusual circumstances where the threshold performance objectives are not met. After the end of each fiscal year, the Compensation Committee determines the extent to which the Company goals have been met and the amount of the bonuses, if any, that have been earned by plan participants.
Approximately 74.5% of the aggregate amount of annual bonuses, which include the Executive Incentive Plan bonuses, earned by Company employees in fiscal year 2016 was awarded to employees who are not NEOs.
The following table reflects the range of potential Executive Incentive Plan awards (as a percentage of base salary) for each of the NEOs for fiscal year 2016:

	Minimum (1)	% of Salary - Threshold	% of Salary – Target	% of Salary - Maximum
Janet Lewis Matricciani	25.0%	50.0%	100.0%	150.0%	(2)
A.A. McLean III	25.0%	50.0%	100.0%	150.0%	(2)
John L. Calmes, Jr.	20.0%	40.0%	80.0%	120.0%	(2)
D. Clinton Dyer	6.7%	33.3%	66.7%	100.0%	(3)
Francisco J. Sauza	33.3%	41.7%	83.3%	125.0%	(4)
Tara E. Bullock	10.8%	21.7%	43.3%	65.0%	(2)

(1)	The Compensation Committee, in its discretion, may elect to award the minimum bonus amount if the threshold performance goals are not met.

(2)	This NEO was eligible to earn the maximum award amount based upon the achievement of Company performance measures.

(3)
Mr. Dyer was eligible to earn a maximum of 40% of his base salary upon the achievement of Company performance measures and 60% of his base salary upon the achievement of divisional performance measures. In light of Mr. Dyer’s mid-year transfer from the Central Division to the Southeastern Division and his performance leading the Central Division, Mr. Dyer was eligible in fiscal year 2016 to receive the greater of (a) the bonus described in the table above based on Southeastern Division performance in fiscal year 2016; (b) the bonus percent that he would have received had he remained in charge of the Central Division for all of fiscal year 2016; and (c) the bonus percent he received for fiscal year 2015.

(4)
Mr. Sauza was eligible to earn a maximum of 50% of his base salary upon the achievement of Company performance measures and 75% of his base salary upon the achievement of divisional performance measures.

The following table reflects the particular Company-level performance targets for fiscal 2016, as well as the Company’s actual level of achievement on each of these measures for fiscal 2016:

	Threshold	Target	Maximum	Actual	Target weight as a % of total bonus (CEO, CFO, and General Counsel)	Target weight as a % of total bonus (SVP Southeastern)	Target weight as a % of total bonus (SVP Mexico Division
EPS	$12.20	$12.50	$12.80	$10.05	40%	16%	16%
Loan Growth	3.8%	5.5%	7.1%	(3.9)%	30%	12%	12%
G&A expenses (less amortization expense) as a percentage of revenue	49.5%	48.5%	47.5%	48.3%	20%	12%	8%
Net charge-offs	13.2%	12.7%	12.2%	14.8%	10%	N/A (1)	4%
Total EIP – Based on Company Performance Measures as a percent of total bonus					100%	40%	40%

(1)	Mr. Dyer's divisional net charge-offs are included in his specific divisional performance measures. Therefore, the Company net charge-offs are excluded.

For the portion of the Executive Incentive Plan bonus for Mr. Dyer that is based on division performance objectives, he is awarded points based on the performance of the specific states that make up his respective division with respect to branch profitability, loan growth, loan losses and loan delinquency.

U.S. Divisional Performance Measures
Total points earned	Incentive as a percentage of base salary
0-4	0%
5-15	6
16-23	12
24-31	18
32-39	24
40-47	30
48-57	36
58-67	42
68-77	48
78-87	54
88+	60

Points may be earned by Mr. Dyer for each division goal as follows:

Goal	Range of Points
Loan Growth	0-30
Pre-tax Profit	0-20
Bad Debt Expense	0-30
Delinquency	0-20

For the divisional operations piece of Mr. Sauza’s Executive Incentive Plan, he is awarded points based on the Mexico Division’s performance with respect to profit, loan growth, and general and administrative expense as a percent of revenue, as well as achieving certain administrative goals.

Mexico Divisional Performance Measures
Total points earned	Incentive as a percentage of base salary
0-4	25%
5-7	35
8-10	45
11-13	60
14-16	75

Points may be earned by Mr. Sauza for division goals as follows:

Goal	Range of Points
Loan Growth	0 to 4
Pre-tax Profit	0 to 4
G&A expenses as a percent of revenue	0 to 4
Administration	0 to 4

The threshold performance goals for the EPS, Loan Growth, and Net Charge-off components of the Executive Incentive Plan were not achieved for fiscal year 2016, however, the Compensation Committee elected to exercise its discretion to approve 50% of the minimum bonus for EPS under the Executive Incentive Plan because the executive team made significant contributions to the Company in a challenging regulatory environment.

Fiscal Year 2016 Retention Bonuses
As noted, the Compensation Committee also has the discretion to award bonuses outside of the Executive Incentive Plan. In March, 2016, the Compensation Committee approved cash retention bonuses for certain key executives including the Named Executive Officers. One-third of the bonus has been paid. Two-thirds of the bonus is payable on March 31, 2017, provided that this portion of the bonus will be forfeited if the recipient’s employment with the Company terminates for any reason, other than death, prior to March 31, 2017. These bonuses were awarded outside of the Executive Incentive Plan based on the Compensation Committee’s determination that these bonuses are an appropriate and necessary incentive to retain each recipient.

Long-Term Incentive Compensation
Compensation Committee Philosophy

The Compensation Committee intends to use long-term incentive compensation as a further means of attracting and retaining qualified and highly talented executive officers with a market competitive compensation program that supplements the base salary and Executive Incentive Plan elements with longer-term incentives provided by stock options and restricted stock. The Compensation Committee also believes that equity-based awards foster an ownership mentality in executives and align the value of a significant component of executive compensation to the value realized by the Company’s shareholders.
Company Stock Plans
The Company currently maintains two stock plans, the 2008 Stock Option Plan and the 2011 Stock Option Plan (the “Stock Option Plans”) pursuant to which the Company can grant incentive stock options to employees and nonqualified stock options and restricted stock to employees and directors. A maximum of 1,000,000 shares of Common Stock may be issued pursuant to the 2008 Stock Option Plan. Up to 1,500,000 shares of Common Stock may be issued under the terms of the 2011 Stock Option Plan. Under each plan, no more than an aggregate of 400,000 shares can be issued to any individual pursuant to restricted stock awards over the duration of the plan, and no employee can be granted options in any calendar year for more than 75,000 shares. No more than 350,000 shares (under the 2008 Stock Option Plan) or 400,000 shares (under the 2011 Stock Option Plan) can be issued pursuant to incentive stock options.
As of March 31, 2016, there were outstanding stock option awards for 950,651 shares of Common Stock and outstanding restricted stock awards for 93,550 shares of Common Stock under the Stock Option Plans. Additional stock option awards may be granted under these plans for up to 444,251 shares of Common Stock. Alternatively, up to 378,893 of these remaining shares may be used for restricted stock awards, There are also certain stock awards still outstanding under the 2002 Stock Option Plan and the 2005 Stock Option Plan, but no additional awards may be granted under either of those plans. Under the Stock Option Plans, stock options must have an exercise price that is equal to or greater than the fair market value of the stock as of the date of grant. Fair market value is determined by reference to the last quoted price per share on the NASDAQ Stock Market at the close of business on the date of grant. Except in the case of adjustments to reflect corporate transactions such as a merger or stock dividend, the exercise price of options granted under the Stock Option Plans may not be reduced, directly or indirectly (for example, by substitution of new options with a lower exercise price) without shareholder approval. Awards are subject to vesting conditions as determined by the Compensation Committee and have typically been subject to accelerated vesting upon a change of control.
Option and restricted stock awards under our Stock Option Plans are usually made in the third quarter, when granted, or, as may be needed in the case of new hires, promotions, or other special circumstances, at properly noticed special meetings. Approximately 100% and 52% of the stock options and restricted stock, respectively, granted in fiscal year 2016 were granted to employees who are not Named Executive Officers.
Fiscal Year 2016
On October 1, 2015, the Company granted 69,950 shares of restricted stock to the NEOs then in office, certain other key executives and non-employee directors and non-qualified stock options for 112,400 shares of Common Stock to other employees with an exercise price of $26.94. One-third of these awards will vest on each anniversary of the grant date contingent on the recipient’s continued service with the Company over the next three years. The Company also gave $855,000 in cash bonus incentives to certain employees which will payout one-third on each anniversary of the grant date contingent on the recipient’s continued service with the Company over the next three years.
In March, 2016, certain outstanding restricted stock awards previously granted to the NEOs and other key executives were amended. These awards generally provided for vesting based on the achievement of certain earnings per share targets at any time between the date of grant and the end of the performance period on March 31, 2017. As of March, 2016, none of the earnings targets had yet been achieved, and it was not clear whether they would be achieved by March 31, 2017. The Company entered into amendments with the recipients of these awards pursuant to which one quarter of the shares subject to the awards were vested and the remaining shares were forfeited. In addition, under the terms of the amendments, the award recipients may not sell any of the vested shares prior to March 31, 2019. The Committee determined that the amendments were warranted because the executive team had made significant contributions to the Company in a challenging regulatory environment. In addition, the Committee determined that the actions were appropriate for retention of the Company’s key executive officers.
Post-Employment Compensation
Compensation Committee Philosophy
The Compensation Committee believes that providing supplemental retirement income to key executives under the Company’s supplemental executive retirement plans is appropriate to recognize service to the Company and the limitations on an executive’s ability to ensure significant retirement income through the Company’s 401(k) retirement plan due to the contribution limitations applicable to such plans under applicable law. Severance compensation is provided under employment agreements with certain executive officers (see “Executive Compensation - Employment Agreements” above) to attract and retain critical executive talent and to facilitate management stability and provide executive’s some protection in the event of their termination without cause or constructive discharge, including in situations involving a change in control of the Company.

Supplemental Executive Retirement Plans
The Company has established the World Acceptance Corporation 2005 Supplemental Income Plan (the “2005 Supplemental Income Plan”). Based on the CEO’s recommendations, the Compensation Committee approves the key executives who participate in the plan. The 2005 Supplemental Income Plan is an unfunded plan, which means there are no specific assets set aside by the Company to fund its obligations under the plan. The executive has no rights under the plan beyond those of a general creditor of the Company. Generally, if a participant terminates employment after reaching normal retirement age (age 65), the participant is entitled to receive a monthly benefit equal to 45% of their base salary at the time of their retirement for a period of 15 years. A participant is eligible for an early retirement benefit if the participant terminates employment after reaching age 57, provided that they have participated in the plan for at least 8 years. The early retirement benefit is a pro-rated portion of the normal retirement benefit, based on the days of service the participant has accrued at their early retirement date compared to the days of service that they would have accrued if they had continued employment until normal retirement age. If a participant dies while still employed by the Company or while receiving Company-sponsored long-term disability benefits, the participant is eligible to receive the normal retirement benefit regardless of age. If the Company terminates a participant (other than for malfeasance, dishonesty or similar wrongdoing) or the participant terminates employment due to disability, the participant will receive a normal or early retirement benefit (depending on whether termination occurs before or after normal retirement age), as the age 57 and 8 years of participation requirements for early retirement benefits do not apply in such circumstances. If a participant voluntarily terminates employment before qualifying for early or normal retirement or if the participant is terminated due to malfeasance, dishonesty or other similar wrongdoing, the participant is not entitled to any benefits under the plan.
The Company also maintains the World Acceptance Corporation Supplemental Income Plan dated April 1, 2000. This plan was frozen effective as of December 31, 2004 on account of the enactment of Section 409A of the Internal Revenue Code, and no further benefits have accrued under the plan since that date. No NEOs currently serving with the Company are participants in this plan.
In 2009, the Company established the World Acceptance Corporation 2009 Supplemental Income Plan to provide a senior executive with benefits similar to those under the 2005 SIP but for which this executive would not have been eligible due to failure to meet the applicable age requirements. This executive retired during fiscal year 2015.
There are currently 16 participants in the Supplemental Income Plans, including 6 executive officers, 9 retired participants, and the beneficiary of 1 deceased participant.
Severance Compensation under Employment Agreements
As described above under “Executive Compensation -- Employment Agreements,” certain NEOs have employment agreements pursuant to which they are entitled to severance payments and benefits upon termination of employment under certain circumstances.
McLean Retirement
Upon the retirement of A. Alexander McLean, III as Chief Executive Officer, the Company and Mr. McLean entered into a retirement agreement dated September 30, 2015 (the “Retirement Agreement”). The Retirement Agreement (a) requires Mr. McLean to be available to consult with the Company as needed for a period of two (2) years after retirement and cooperate with the Company regarding any litigation, claim, or investigation affecting the Company for a period of six (6) years after the effective date of his retirement; (b) provides for a release by Mr. McLean of all claims against the Company arising through the date of the Retirement Agreement subject to certain exceptions including claims for indemnification from the Company arising from acts or omissions prior to his retirement; (c) requires Mr. McLean to continue to abide by the restrictive covenants set forth in his Employment Agreement with the Company dated April 1, 2007, including covenants against competition and soliciting the Company’s employees for a period for two (2) years after Mr. McLean’s retirement; and (d) requires Mr. McLean to refrain from disparaging the Company and to continue to protect the Company’s confidential information. In exchange, (i) the Company paid Mr. McLean’s accrued salary through the retirement date and a prorated annual incentive award, (ii) Mr. McLean retained all vested stock options and restricted stock previously granted by the Company and became vested with respect to additional stock options for 13,000 shares of Common Stock and an additional 21,000 shares of restricted stock, (iii) Mr. McLean will receive his vested benefits under the Company’s 401(k) plan and its supplemental executive retirement plans, and (iv) title to Mr. McLean’s Company car was transferred to him. Incentive compensation previously received by Mr. McLean remains subject to the Company’s present and future recoupment and claw-back policies.

Other Employee Benefits and Perquisites:

In order to provide competitive compensation and benefits to its executives, the Company provides the following benefits and perquisites:

•
Life and Disability Insurance. The Company provides each NEO the same group long-term disability and life insurance as the Company in its sole discretion may from time to time provide to its other officers and employees. As described above under “Executive Compensation - Employment Agreements,” the Company has entered into employment agreements with certain NEOs that requires the Company to provide specified minimum levels of long-term disability insurance coverage. In addition, if an NEO becomes disabled, the Company will provide short-term disability benefits in the form of continued payment of his or her base salary for up to 90 days.

•
Deferred Compensation. The Company maintains for its executives a non-qualified deferred compensation plan, the World Acceptance Corporation 2005 Executive Deferral Plan. No NEOs currently participate in this plan, and the plan is unfunded. The plan permits participants in the Executive Incentive Plan to defer payment of all or a portion of any bonus earned under the Executive Incentive Plan. The plan does not provide for any Company contributions of any kind.

•
Defined Contribution Plan. NEOs are eligible to participate in the Company’s 401(k) retirement plan. The 401(k) plan permits eligible employees to defer up to 15% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. Employee elective deferral contributions are immediately vested and non-forfeitable. The Company makes a matching contribution equal to 50% of an employee’s elective deferral contributions not exceeding 6% of the employee’s annual eligible compensation. Matching contributions vest over a six-year period.

•	Company Car. The Company provides each NEO and each of its other officer-level employees the unrestricted use of a Company car at no expense to the officer.

•
Company Aircraft. The Company allowed NEOs and their spouses or family members to fly on the Company aircraft when used concurrently with an official Company function. No other personal use of the Company aircraft was allowed. The Company aircraft was sold in fiscal year 2016.

•
Other. The Company makes available certain perquisites or fringe benefits to executive officers and other employees, such as professional society dues, club dues, food, and recreational fees incidental to official Company functions.

Tax and Accounting Considerations.
Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate income tax deduction for annual compensation in excess of $1,000,000 paid to any of the Named Executive Officers. Certain types of compensation, including performance-based compensation, are generally excluded from this deduction limit. Historically, the total annual compensation of each of the Company’s executive officers, including the CEO, has been less than $1,000,000, so the effects of Section 162(m) have not been a significant consideration in determining our executive compensation.

During our fiscal year 2016, all of the compensation paid to our Named Executive Officers was deductible by the Company for federal income tax purposes, and we believe that in fiscal year 2017 all compensation paid to our Named Executive Officers will be deductible by the Company for federal income tax purposes.

Report of the Compensation Committee
The Compensation and Stock Option Committee (the “Compensation Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.
Compensation and Stock Option Committee
Ken R. Bramlett, Jr., Chairman
Charles D. Way
Scott J. Vassalluzzo

Summary Compensation
The following table includes information concerning compensation for each of the three full fiscal years ended March 31, 2016, 2015 and 2014 for the Company’s NEOs, including the CEO, CFO, the three other most highly compensated executive officers of the Company who were serving as such as of March 31, 2016 and the Company’s former CEO who retired during fiscal year 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
		(1)	(3)	(2)	(2)	(4)	(5)	(6)
Janet Lewis Matricciani	2016	436,667	400,000	404,100	—	100,000	153,543	23,879	1,518,189
Chief Executive Officer	2015	350,000	—	—	—	291,375	76,484	18,224	736,083
	2014	65,625	—	2,182,900	537,982	27,563	—	6,600	2,820,670

John L. Calmes, Jr.	2016	212,040	144,000	202,050	—	36,000	63,443	30,095	687,628
Senior Vice President and	2015	187,500	—	—	—	139,860	—	20,232	347,592
Chief Financial Officer	2014	60,000	—	1,371,300	455,892	25,200	—	8,400	1,920,792

D. Clinton Dyer	2016	189,395	42,667	101,025		88,000	94,301	20,138	535,526
Senior Vice President-	—	—	—	—	—	—	—	—	—
Southeastern Division	—	—	—	—	—	—	—	—	—

Francisco J. Sauza	2016	249,319	—	101,025	—	133,723	177,096	22,042	683,205
Senior Vice President–Mexico	2015	240,888	—	—	—	183,711	89,680	24,084	538,363
	2014	234,061	—	—	—	181,401	82,101	19,800	517,363

Tara E. Bullock	2016	179,310	57,205	94,290	—	15,823	99,741	14,702	461,071
Senior Vice President-	—	—	—	—	—	—	—	—	—
General Counsel	—	—	—	—	—	—	—	—	—

A.A. Mclean, III	2016	233,676	—	—	—	94,536	227,503	44,597	600,312
Former Chief Executive Officer	2015	454,479	—	—	—	422,444	121,117	69,147	1,067,187
	2014	443,394	—	—	—	232,782	100,421	61,400	837,997

(1)	See “-Executive Compensation Program - Base Salary” above regarding base salary adjustments for fiscal year 2016 and additional mid-year adjustments for Ms. Matricciani and Mr. Calmes.

(2)
The amounts in these columns reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended March 31, 2016, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC (the “2016 Form 10-K”).

(3)	Retention bonuses were paid in fiscal year 2016 as described in “Compensation Discussion & Analysis - Executive Compensation Program - Bonuses” above.

(4)
This compensation was earned under the Company’s Executive Incentive Plan, as described further above under “Compensation Discussion & Analysis - Executive Compensation Program - Bonuses” and is generally based on the Company’s achievement of pre-established annual goals related to increases in earnings per share, growth in receivables, expense control and loan charge-off control. As described above, the Executive Incentive Plan provides discretion for the Compensation Committee to pay a minimum bonus under the plan in the event of unusual circumstances if a threshold performance measure is not achieved for a fiscal year, and the Compensation Committee elected to pay such a minimum bonus with respect to the earnings per share goal in fiscal year 2016 which is reported under the Bonus column. For fiscal year 2016, this column includes compensation earned under the Executive Incentive Plan on account of achievement of the general and administrative expense goal and divisional goals.

(5)
These amounts consist of the increase in the present value of the accumulated benefit at retirement of the NEO’s benefit under the Company’s Supplement Income Plans. As noted above, the Company maintains a nonqualified deferred compensation plan, but no NEOs are currently participating in the plan.

(6)	Components of All Other Compensation are further described in a separate table below.

Components of All Other Compensation

Benefits and Perquisites	Matricciani (1)	Calmes	Dyer	Bullock	Sauza	McLean
Company auto	12,261	11,731	14,160	9,393	13,705	21,661
Company contributions to 401(k) Plan	10,406	8,070	5,598	4,958	7,864	4,368
Term life insurance premiums	480	415	380	351	473	240
Personal use of corporate plane	—	9,879		—	—	17,596
Club dues	732	—		—	—	732
Total	23,879	30,095	20,138	14,702	22,042	44,597

(1)	The reported aggregate incremental cost for Ms. Matricciani's use of a Company-owned auto includes the annual lease value, fuel, maintenance, taxes, and insurance related to her usage.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to awards made under the Executive Incentive Plan and the 2008 and 2011 Stock Options Plan for the fiscal year ended March 31, 2016 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maxi-mum ($)	Threshold (#)	Target 1 (#)	Target 2 (#)	Maxi-mum (#)
J.L. Matricciani		250,000	500,000	750,000	—	—	—	—	15,000	—	—	404,100

A. A. McLean, Former CEO		118,170	236,340	354,510	—	—	—	—	—	—	—	—

J.L. Calmes, Jr.		90,000	180,000	270,000	—	—	—	—	7,500	—	—	202,050

D. Clinton Dyer		66,666	133,333	200,000	—	—	—	—	3,750	—	—	101,025

Tara E. Bullock		39,557	79,113	118,671	—	—	—	—	3,500	—	—	94,290

F. J. Sauza		100,947	201,869	302,816	—	—	—	—	3,750	—	—	101,025

(1)	Awards represent the NEO's cash bonus opportunity for fiscal 2016 under the Executive Incentive Plan.

The terms of the fiscal year 2016 awards under the Executive Incentive Plan and the 2008 and 2011 Stock Option Plans are described above under “Compensation Discussion & Analysis - Executive Compensation Program - Bonuses” and ”Compensation Discussion & Analysis - Executive Compensation Program - Long-Term Incentive Compensation,” respectively.

During fiscal year 2016, certain restricted stock awards previously granted to NEOs were amended as described above under “Compensation Discussion & Analysis - Executive Compensation Program - Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End
The following table includes certain information with respect to the value at March 31, 2016 of all unexercised options and restricted shares previously awarded to the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
J.L. Matricciani	7,500	7,500	(2)	92.89	2/4/24	—		—	—		—
J.L. Matricciani	—	—		—	—	15,000	(7)	568,800	—		—

J.L. Calmes	6,750	6,750	(3)	86.52	12/12/23	—		—	—		—
J.L. Calmes	—	—		—	—	7,500	(7)	284,400	—		—

D. Clinton Dyer	1,800	—		43.04	11/8/20	—		—	—		—
D. Clinton Dyer	12,000	8,000	(4)	74.08	12/7/22	—		—	—		—
D. Clinton Dyer	—	—		—	—	3,750	(7)	142,200	—		—

Tara Bullock	3,500	3,500	(5)	89.21	11/5/23	—		—	—		—
Tara Bullock	600	1,200	(6)	77.31	2/5/23	—		—	—		—
Tara Bullock	—	—		—	—	3,500	(7)	132,720	—		—

F. J. Sauza	12,000	8,000	(4)	74.08	12/7/22	—		—	—		—
F. J. Sauza	—	—		—	—	3,750	(7)	142,200	—		—
F. J. Sauza	—	—		—	—	—		—	26,000	(8)	985,920

(1)	These amounts are based on the market value of the Company’s Stock at the close of business on March 31, 2016, which was $37.92.

(2)	Stock options vest at a rate of 50% per year with remaining vesting dates of 2/4/17 and 2/4/18; 2011 Stock Plan.

(3)	Stock options vest at a rate of 50% per year with vesting dates of 12/12/16 and 12/12/17; 2008 Stock Plan.

(4)	Stock options vest at a rate of 50% per year with vesting dates of 12/7/16 and 12/7/17; 2011 Stock Plan.

(5)	Stock options vest at a rate of 50% per year with vesting dates of 11/5/16 and 11/5/17; 2011 Stock Plan.

(6)	Stock options vest at a rate of 50% per year with remaining vesting dates of 2/5/17 and 2/5/18; 2011 Stock Plan.

(7)	The restricted shares vest at a rate of 33% per year with the remaining vesting dates of 10/1/16, 10/1/17, and 10/1/18.

(8)
The restricted shares are eligible to vest until March 31, 2017. Such restricted shares will vest 25% if the Company achieves the following performance goals, as certified by the Compensation Committee, during any successive trailing four quarters during the measurement period and ending March 31, 2017:

Trailing 4 quarter EPS Target	Restricted Shares Eligible for Vesting (Percentage of Award)
$13.00	25%
$14.50	25%
$16.00	25%
$18.00	25%

Option Exercises and Stock Vested
The following table includes certain information regarding amounts realized by the NEOs on account of the exercise of stock options and the vesting of restricted stock during the fiscal year ended March 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Janet Lewis Matricciani	—	—	10,500	588,860
John L. Calmes, Jr.	—	—	7,050	393,731
D. Clinton Dyer	—	—	10,500	588,860
Tara E. Bullock	600	9,066	3,135	175,158
Francisco J. Sauza	4,000	209,240	4,000	338,480
A. A. McLean	40,000	482,100	37,000	1,917,560

Pension Benefits; Supplemental Executive Retirement Plan
The table below sets forth information regarding Named Executive Officer benefits under the Company’s Supplemental Income Plans described above under “Compensation Discussion & Analysis - Executive Compensation Program - Post-Employment Compensation.”

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Retirement ($) (1)	Present Value of Accumulated Benefit at Death ($) (2)	Payments During Last Fiscal Year ($)
Janet L. Matricciani	2	230,027	2,185,256	—
John L. Calmes, Jr.	2	63,443	983,365	—
D. Clinton Dyer	13	351,826	874,102	—
Tara E. Bullock	3	99,741	797,924	—
F. J. Sauza (3)	10	812,358	1,095,827	—

(1)	Based on the assumptions disclosed in footnote 13 of the Company’s 2016 Form 10-K and on the assumption the NEO retires at age 65.
(2) Present value of SERP benefits payable at death was calculated as 45% of the executive's base salary for 15 years assuming a 6% interest rate.
(3) Mr. Sauza was eligible for early retirement as of March 31, 2016.

Potential Payments upon Termination or Change in Control.

Severance Benefits. As described above under “Compensation Discussion & Analysis - Employment Agreements,” Ms. Matricciani, Mr. Calmes , Ms. Bullock and Mr. Sauza are entitled to severance benefits if they are terminated without cause or constructively discharged. In addition, under the 2005 Supplemental Income Plan, participants are entitled to benefits if they are terminated prior to death or retirement (other than for malfeasance, dishonesty or similar wrongdoing) as described above under “Compensation Discussion & Analysis - Executive Compensation Program - Post-Employment Compensation.” The following table provides estimates of the amounts payable to Named Executive Officers assuming each had been terminated without cause or constructively discharged on March 31, 2016. Note that the table excludes unpaid salary accrued through the termination date and reimbursement of any unpaid business expenses. The table also does not include any amounts payable under the Executive Incentive Plan because under that plan, a participant who terminates employment at or after the end of a fiscal year is entitled to the same amount that they would have received if they had not terminated employment.

Name	Salary Continuation ($)	Bonus Continuation ($)	Benefits Continuation ($) (1)	Benefits from Accelerated Equity Vesting ($) (2)	Total ($)
Janet Lewis Matricciani	1,000,000	295,959	12,420	568,800	1,877,179
John L. Calmes Jr.	450,000	—	12,420	284,400	746,820
Tara E. Bullock	182,570	—	6,405	132,720	321,695
Francisco J. Sauza	250,732	166,278	8,280	142,200	567,490

(1)
The benefits continuation payment represents 18 months of COBRA premiums for Ms. Matricciani and Mr. Calmes, 12 months COBRA premiums for Ms. Bullock and 12 months of health and dental insurance for Mr. Sauza, based on current insurance premiums.

(2)
Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2016 closing stock price and the option exercise price for any unvested shares, plus the March 31, 2016 closing stock price for any unvested restricted stock shares.

Death Benefits. Certain benefits become due upon the death of a Named Executive Officer, primarily life insurance benefits, benefits under the Company’s Supplemental Income Plans and vesting of stock awards. The following table shows the death benefits that would have been due in the event that the NEOs had died on March 31, 2016. The table does not include any amounts payable under the Executive Incentive Plan because under that plan, a participant who dies at or after the end of a fiscal year is entitled to the same amount that they would have received if they had not died.

Name	Life insurance proceeds ($) (1)	Present Value of SERP benefits ($) (2)	Benefits from Accelerated Equity Vesting ($) (3)	Benefits from Equity Vesting as if the participant was still employed ($) (4)	Total ($)
Janet Lewis Matricciani	500,000	2,185,256	568,800	568,800	3,822,856
John L. Calmes, Jr.	450,000	983,365	284,400	284,400	2,002,165
D. Clinton Dyer	400,000	874,102	142,200	142,200	1,558,502
Tara E. Bullock	365,140	797,924	132,720	132,720	1,428,504
Francisco J. Sauza	500,000	1,095,827	142,200	1,128,120	2,866,147

(1)	Life insurance proceeds represent two times the participant’s base pay, not to exceed $500,000.

(2)	Present value of Supplemental Income Plan benefits payable at death was calculated as 45% of the executive’s base salary for 15 years, assuming a 6% interest rate.

(3)
Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2016 closing stock price and the option exercise price for any unvested stock options, plus the March 31, 2016 closing stock price for any unvested restricted stock shares.

(4)
Benefits from equity vesting as if the participant was still employed, represents the difference between the Company’s March 31, 2016 closing stock price and the option exercise price for any unvested stock options, plus the March 31, 2016 closing stock price for any unvested restricted stock shares. With respect to the Group B restricted stock awards held by one NEO, such awards terminate immediately upon the termination of the recipient's employment with the Company or any subsidiary for any reason other than death, in which case the recipient's beneficiary will be entitled to receive the maximum number of shares that would have vested during the performance period assuming that the recipient had remained in the employment of the Company through the end of the performance period.

Disability Benefits. In the event that an NEO’s employment terminates due to disability, the Company will continue to pay the NEO his or her salary for a period of 90 days. After 90 days, the Company may terminate his or her employment, at which time the NEO would be eligible for long-term disability benefits. In addition, an NEO terminating employment due to disability is eligible for benefits under the 2005 Supplemental Income Plan. Had any of the NEOs terminated employment due to disability on March 31, 2016, his or her benefits would have been as set forth in the following table. The table does not include any amounts payable under the Executive Incentive Plan because under that plan, a participant who terminates employment (including due to disability) at or after the end of a fiscal year is entitled to same amount that they would have received if they had not terminated employment.

Name	90 day continuation pay ($) (1)	Long-term disability pay ($) (2)	Present value of SERP benefits ($) (3)	Total ($)
Janet Lewis Matricciani	125,000	3,143,178	811,526	4,079,704
John L. Calmes, Jr.	56,250	1,834,747	181,487	2,072,484
D. Clinton Dyer	50,000	1,444,990	242,568	1,737,558
Tara E. Bullock	45,643	1,288,660	234,714	1,569,017
Francisco J. Sauza	62,683	521,288	867,998	1,451,969
(1)    Represents 3 months of the NEO’s current base salary.

(2)
Long-term disability pay was calculated as the present value of 60% of the executive’s base pay from March 31, 2016 until the executive reaches age 65. The present value calculation assumed a 6% interest rate.

(3)
SERP benefits in the event of an NEO’s disability were calculated as the present value of 45% of the executive’s base pay, at the time the executive was disabled, for 15 years when the executive's employment terminates due to disability. The present value calculation assumes an interest rate of 6%.

Change in Control Benefits. Named Executive Officers with employment agreements are entitled to certain benefits if they are terminated in connection with a change in control as described above under “Compensation Discussion & Analysis - Employment Agreements.” In addition, under the terms of the outstanding stock option and restricted stock awards held by Named Executive Officers, those awards will fully vest upon a change in control, regardless of whether an NEO’s employment is terminated. The definition of change in control under the terms of the outstanding restricted stock awards held by Named Executive Officers is the same as the definition used in Ms. Matricciani’s employment agreement. The definition of change in control for stock options awarded under the 2011 Stock Option Plan is substantially similar except that (a) in the case of a merger or asset sale, the exclusion for certain transactions requires that no person own more than 30% (rather than 35%) of the surviving entity; and (b) the change in control event relating to acquisition of stock requires acquisition of 30% or more of the Company’s outstanding stock (rather than 20%) but does not require that a majority of the Board of Directors be controlled by the Acquiring Person or its affiliates. Under the 2008 Stock Option Plan, change in control is generally defined as any of the following:

(a)acquisition by a person of ownership of, or voting control over, twenty-five percent (25%) or more of the Company’s outstanding Stock;
(b)shareholder approval of (i) a definitive agreement to merge the Company with another company in which the Company is not the surviving company or pursuant to which any shares of stock of the Company would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Company in which the shareholders of the Company continue to own at least seventy-five percent (75%) of the stock or voting securities of the surviving company, in, the same proportions as they owned Company stock; (ii) a definitive agreement to sell or otherwise dispose of all or substantially all the assets of the Company; or (iii) a plan of complete liquidation or winding up of the Company;
(c)a change in a majority of the Board of Directors within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds of the members of the Board of Directors (or board nominating committee, if any) then still in office who were in office at the beginning of the 12-month period; or
(d)Any other event which the Board of Directors determines should constitute a Change in Control.

The table below shows the benefits that would have been due to the NEOs had their employment been terminated in connection with a change in control as of March 31, 2016. The table does not include any amounts payable under the Executive Incentive Plan because under that plan, a participant who terminates employment at or after the end of a fiscal year is entitled to the same amount that they would have received if they had not terminated employment.

Name	Salary Continuation ($)	Bonus Continuation ($)	Benefits Continuation ($) (1)	Benefits from Accelerated Equity Vesting ($) (2)	Total ($)
Janet Lewis Matricciani	1,000,000	295,959	12,420	568,800	1,877,179
John L. Calmes Jr.	450,000	—	12,420	284,400	746,820
Tara E. Bullock	182,570	—	6,405	132,720	321,695
Francisco J. Sauza	250,732	166,278	8,280	142,200	567,490
D. Clinton Dyer	—	—	—	142,200	142,200

Director Compensation
The following table summarizes the compensation the Company paid to non-employee members of the Board of Directors for the fiscal year ended March 31, 2016:

Name	Fees Earned or Cash Paid ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
K. R. Bramlett	50,000	53,880	—	—	—	—	103,880
J. R. Gilreath	40,000	53,880	—	—	—	—	93,880
C. D. Way	55,000	53,880	—	—	—	—	108,880
D. Whitaker	40,000	53,880	—	—	—	—	93,880
S. Vassalluzzo	40,000	—	—	—	—	—	40,000

(1)
The amounts in these columns reflect the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended March 31, 2016, included in the Company’s 2016 Form 10-K. See table below regarding outstanding stock option and restricted stock awards held by the directors as of March 31, 2016.

For fiscal year 2016, each non-employee director was paid a $10,000 quarterly retainer, except the Chairman of the Audit and Compliance Committee and the Chairman of the Compensation Committee, who received quarterly retainers of $13,750 and $12,500, respectively. No additional fees were paid for attendance at meetings.
The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time. During fiscal 2016, none of the directors elected to defer any fees under this plan. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.

The table below sets forth information with respect to the value at March 31, 2016 of all unexercised options and shares of restricted stock held by non-employee directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. R. Bramlett	3,000	2,000	—	74.08	12/7/22	—	—	—	—
K. R. Bramlett	—	—	—	—	—	2,000	75,840	—	—

J. R. Gilreath	3,000	2,000	—	74.08	12/7/22	—	—	—	—
J. R. Gilreath	—	—	—	—	—	2,000	75,840	—	—

C. D. Way	3,000	2,000	—	74.08	12/7/22	—	—	–	–
C. D. Way	—	—	—	—	—	2,000	75,840	—	—

D. Whitaker	3,000	2,000	—	74.08	12/7/22	—	—	—	—
D. Whitaker	—	—	—	—	—	2,000	75,840	—	—

Equity Plan Compensation Information
The following table sets forth certain information as of March 31, 2016 regarding the Company’s four existing equity compensation plans, which are the 2002 Stock Option Plan, the 2005 Stock Option Plan, the 2008 Stock Option Plan and the 2011 Stock Option Plan.

Category	Number of Securities to be issued upon Exercise of Outstanding Options (#)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#) (1)
Equity Compensation Plans Approved by Security Holders
2002 Stock Option Plan	160	43.04	—
2005 Stock Option Plan	25,250	46.58	—
2008 Stock Option Plan	99,055	49.37	94,193
2011 Stock Option Plan	826,186	69.98	350,058
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	950,651	67.20	444,251

(1) Of this remaining capacity, shares can be granted as options or up to 378,893 shares can be issued as restricted stock.

PROPOSAL II - APPROVAL, ON AN ADVISORY
BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company is asking its shareholders to approve, on an advisory basis, the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.
The Company’s compensation policies and programs are designed to attract and retain experienced and highly-qualified executives critical to our long-term success and to reward performance that is aligned with shareholder interests. The Board believes that our compensation policies and programs achieve those objectives. We encourage you to closely review the “Executive Compensation” section of this Proxy Statement, including “Compensation Discussion and Analysis,” for more information on our Named Executive Officers’ compensation.
The Board recommends that our shareholders vote in favor of the following resolution:
“Resolved, that the shareholders advise that they approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure requirements of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion provided in this Proxy Statement.”
Although this “say-on-pay” vote is advisory and, therefore, will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent that there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns, and the Compensation Committee and the Board will evaluate what actions may be necessary or appropriate to address those concerns.
Required Vote and Recommendation
The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote at the Annual Meeting is required to approve, on an advisory basis, the “say-on-pay” resolution supporting the compensation of our Named Executive Officer. Abstentions and broker non-votes will count as a vote against the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THIS RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL III - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit and Compliance Committee (referred to below as our “Audit Committee”) is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications and also considers the advisability and potential impact of selecting a different independent public accounting firm.

After assessing the performance and independence of the Company’s independent public accounting firm for fiscal years 2015 and 2016, RSM US LLP, the Audit Committee believes that retaining RSM US LLP is in the best interests of our Company and has therefore appointed RSM US LLP as our independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2017 fiscal year.

Although it is not required to do so, our Board is asking shareholders to ratify RSM US LLP’s appointment. If our shareholders do not ratify the appointment, the Audit Committee will consider changing our independent registered public accounting firm for the 2017 fiscal year, but it is not required to do so. Whether or not shareholders ratify RSM US LLP’s appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

RSM US LLP has advised our Audit Committee that the firm did not have any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries during the Company’s most recent fiscal year. We expect representatives of RSM US LLP to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and we expect them to be available to respond to appropriate questions.

Audit Fees

The table below and the accompanying footnotes set forth the fees paid by the Company to RSM US LLP, for our last two fiscal years:

Description	Fiscal 2016		Fiscal 2015
Audit fees	$584,175	(1)	447,000	(1)
Audit-related fees	20,000	(2)	—
Tax fees	—		—
All other fees	—		42,000	(3)
Total fees for all services	$604,175		489,000

(1)
Audit Fees consisted of fees paid for assurance and related services related to the performance of the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services normally provided in connection with our statutory and regulatory filings.

(2)	Audit-related Fees consisted of fees paid for services related to the performance of the audit of our employee benefit plan.

(3)	All Other Fees consisted of fees paid for services related to regulatory compliance and consulting in fiscal year 2015.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm.  Our Audit Committee annually pre-approves a list of services that the independent registered public accounting firm may provide, which consists of audit services, audit-related services, tax services, and all other services. If the Company requests, or the independent registered public accounting firm suggests, additional services during the year, these services may be undertaken only after review and approval by the Audit Committee Chairman, who then reports on such services to the full Audit Committee at its next regularly scheduled meeting after approval by the Chairman. No audit or non-audit services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Change in Independent Registered Public Accountants

On August 29, 2014, the Company was informed by KPMG LLP that KPMG LLP would not respond to the Company’s request for proposals to serve as the Company’s independent registered public accounting firm for fiscal year 2015 and that KPMG LLP resigned as the Company’s independent registered public accounting firm. The decision to request proposals to serve as the Company’s fiscal year 2015 independent registered public accounting firm was approved by the Company’s Audit Committee and the Board.

The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended March 31, 2014 and 2013 (fiscal years 2014 and 2013) did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The letter of KPMG LLP required by Item 304(a)(3) of Regulation S-K was filed as Exhibit 16.1 to the Current Report on Form 8-K of the Company dated August 29, 2014 and filed with the SEC on September 5, 2014.

During the two fiscal years ended March 31, 2014 and 2013 and from April 1, 2014 through August 29, 2014, (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with their report and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except that as of March 31, 2013, our management's assessment of the Company's internal control over financial reporting identified a material weakness related to the following deficiencies:

•
The Company did not have a documented policy that addressed the establishment of the allowance for loan losses, including the assumptions underlying the allowance for loan losses and how management would review and conclude on the appropriateness of the allowance for loan losses; and

•
The Company did not have a control to assess whether the accounting treatment of renewals was in accordance with U.S. generally accepted accounting principles and what impact, if any, renewals would have on the estimate of the allowance for loan losses.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.  The material weakness was remediated during fiscal year 2014, and management concluded that the Company’s internal control over financial reporting was effective as of March 31, 2014.

On September 16, 2014, the Company, appointed RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2015 (fiscal year 2015), based on the approval of the Audit Committee. During the fiscal years ended March 31, 2014 and 2013 and through September 16, 2014, neither the Company nor anyone on its behalf consulted RSM US LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any matter that was the subject of a “disagreement” or “reportable event” within the meaning of Item 304(a)(1) of Regulation S-K.

Required Vote and Recommendation

Approval of the proposal to ratify the appointment of RSM US LLP for fiscal year 2017 requires the affirmative vote of a majority of the Shares voted on the proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF RSM US LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Audit and Compliance Committee (the “Audit Committee”) for the Company’s fiscal year ended March 31, 2016 was composed of three directors, Charles D. Way (Chairman), Ken R. Bramlett, Jr. and Darrell E. Whitaker, each of whom is independent within the meaning of both applicable NASDAQ rules and the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934. The Board has also determined that each current committee member is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee operates under a written charter approved by the Board.

The Company’s management is responsible for the Company’s financial reporting process, including the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the Company’s system of internal controls, including establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of those financial statements and the effectiveness of the Company’s internal control over financial reporting. The responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by monitoring these processes. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  The Audit and Compliance Committee’s oversight of these processes and considerations and discussions with management and with the Company’s independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company has maintained effective internal control over financial reporting.

The Audit Committee met with our management and our independent registered public accounting firm, RSM US LLP, to review and discuss the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2016.  The Audit Committee also discussed with RSM US LLP the matters required by Statement on Auditing No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence, and the committee discussed with RSM US LLP that firm’s independence.  In particular, the Audit Committee considered whether the provision of non-audit services described above is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s review and discussions described above, the Audit Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended March 31, 2016 in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for filing with the Securities and Exchange Commission.

Audit and Compliance Committee
Charles D. Way, Chairman
Ken R. Bramlett, Jr.
Darrell E. Whitaker

PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
Any shareholder who intends to present a proposal for consideration at next year’s annual meeting of shareholders (the “2017 Annual Meeting”) and wishes it to be considered for inclusion in the Company’s proxy statement and proxy appoint for the 2017 Annual Meeting must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Any such proposal must be received by the Secretary of the Company by no later than the close of business on February 24, 2017.
OTHER MATTERS
The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

Notice of Annual Meeting
and
Proxy Statement

Annual Meeting
of Shareholders
to be held on
August 3, 2016

FRONT

WORLD ACCEPTANCE CORPORATION
Revocable Proxy ANNUAL MEETING OF SHAREHOLDERS
to be held on August 3, 2016

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Janet Lewis Matricciani and Tara E. Bullock as Proxies, each with the power to appoint her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the “Company”) held of record by the undersigned on June 17, 2016 at the annual meeting of shareholders to be held on August 3, 2016 or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ITEMS 1, 2, AND 3:

1. ELECTION OF DIRECTORSFOR all nominees listed belowWITHHOLD AUTHORITY
(except as marked to the contrary below) to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Ken R. Bramlett, Jr.; James R. Gilreath; Charles D. Way;
Scott J. Vassalluzzo; Darrell E. Whitaker; Janet Lewis Matricciani

2. PROPOSAL TO APPROVE, ON AN ADVISIORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

  FOR AGAINST     ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF RSM US LLP as the Company’s independent registered public accounting firm

  FOR AGAINST     ABSTAIN

Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

The Company’s proxy statement, form of proxy card and 2016 Annual Report to Shareholders are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2016.html.

BACK

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

DATED: ___________________________________________, 2016

________________________________________________________
Signature

________________________________________________________
Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE